CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimumBank Holdings, Inc.

We hereby consent to the inclusion in the Registration Statement (the "Registration Statement") on Form S-3 of OptimumBank Holdings, Inc. (the "Company") of our report, dated March 8, 2024, with respect to our audit of the consolidated balance sheets of the Company as of December 31, 2024 and 2022 and the related consolidated statements of income and comprehensive income (loss), equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 26, 2024